Investors:	MBS Value Partners, LLC
Betsy Brod, (212) 750-5800

MILLENNIUM CELL CORRECTS INVESTOR PRESENTATION

Eatontown, NJ—January 16, 2007 —Millennium Cell Inc. (NASDAQ:MCEL) announced today that a presentation posted to its website after market close on Friday, January 12th erroneously indicated that certain notebook computer original equipment manufacturers were partnered with Millennium Cell. The presentation was intended to refer to these companies as “target partners” and has been modified to remove these references.

The Company will furnish the modified presentation on Form 8-K for purposes of complying with Regulation FD with the Securities and Exchange Commission prior to the opening of markets today.

About Millennium Cell
Millennium Cell develops hydrogen battery technology through a patented chemical process that safely stores and delivers hydrogen energy to power portable devices. The borohydride-based technology can be scaled to fit any application requiring high energy density for a long run time in a compact space. The Company is collaborating with leading contractors to meet demand for its patented process in four areas: military, medical, industrial and consumer electronics. For more information, visit http://millenniumcell.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered ``forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell’s current views about future events and financial performance and are subject to risks. Forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” “on target” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from Millennium Cell’s expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell’s hydrogen fuel storage and delivery system; (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems; (iii) competition from current, improving and alternative power technologies; (iv) Millennium Cell’s ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan; (v) Millennium Cell’s ability to protect its intellectual property; (vi) Millennium Cell’s ability to achieve budgeted revenue and expense amounts; (vii) Millennium Cell’s ability to generate revenues from the sale or license of, or provision of services related to, its technology; (viii) Millennium Cell’s ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance; (ix) Millennium Cell’s ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets; (x) Millennium Cell’s ability to secure government funding of its research and development and technology demonstration projects; and (xi) other factors discussed under the caption “Investment Considerations” in Millennium Cell’s Annual Report on Form 10-K for the year ended December 31, 2005.